Exhibit 17(b)
[LOGO] Merrill Lynch Investment Managers	www.mlim.ml.com

Prospectus May 1, 2003

Merrill Lynch Series Fund, Inc.

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

Merrill Lynch Global Allocation Strategy Portfolio

MERRILL LYNCH GLOBAL ALLOCATION STRATEGY PORTFOLIO

Key Facts [ICON]

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

Total Investment Return — the combination of capital appreciation and investment income.

Equity Securities — common stock, preferred stock, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock.

MERRILL LYNCH GLOBAL ALLOCATION STRATEGY PORTFOLIO AT A GLANCE

What is the Portfolio’s investment objective?

The investment objective of the Portfolio is to seek high total investment return.

What are the Portfolio’s main investment strategies?

The Portfolio tries to choose some investments that will increase in value and others that pay dividends or interest.

The Portfolio invests in a portfolio of equity, debt and money market securities. Generally, the Portfolio will invest in both equity and debt securities. At any given time, however, the Portfolio may emphasize either debt securities or equity securities. In selecting equity investments, the Portfolio mainly seeks securities that Portfolio management believes are undervalued. The Portfolio may buy debt securities of varying maturities. The Portfolio may invest up to 35% of its total assets in high yield or “junk” bonds, corporate loans and “distressed securities.” When choosing investments, Portfolio management considers various factors, including opportunities for equity or debt investments to increase in value, expected dividends and interest rates.

Generally, the Portfolio will invest primarily in the securities of corporate and governmental issuers located in North and South America, Western Europe, Australia and the Far East. The Portfolio may emphasize foreign securities when Portfolio management expects these investments to outperform U.S. securities. When choosing investment markets, Portfolio management considers various factors, including economic and political conditions, potential for economic growth and possible changes in currency exchange rates.

What are the main risks of investing in the Portfolio?

The Portfolio cannot guarantee that it will achieve its objective.

As with any fund, the value of the Portfolio’s investments — and therefore the value of Portfolio shares — may fluctuate. These changes may occur because a particular stock or bond market in which the Portfolio invests is rising or falling, or in response to interest rate changes. Also, Portfolio management may select securities that underperform the markets, the relevant indices or other funds with similar investment objectives and investment strategies. Generally, when interest rates go up, the value of debt securities goes down. If the value of the Portfolio’s investments goes down, you may lose money.

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[ICON] Key Facts

The Portfolio may invest a substantial portion of its assets in foreign securities. Foreign investing involves special risks — including foreign currency risk and the possibility of substantial volatility due to adverse political, economic or other developments. Foreign securities may also be less liquid and harder to value than U.S. securities. These risks are greater for investments in emerging markets.

Derivatives and high yield or “junk” bonds may be volatile and subject to liquidity, leverage and credit risk.

Generally, the Portfolio seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. However, the Portfolio is legally classified as a non-diversified fund, which means that it may invest more of its assets in securities of a single issuer than if it were a diversified fund. If the Portfolio invests in a smaller number of issuers, the Portfolio’s risk is increased because developments affecting an individual issuer may have a greater impact on the Portfolio’s performance.

Who should invest?

Investors should consider their own investment goals, time horizon and risk tolerance before investing in the Portfolio. An investment in the Portfolio may not be appropriate for all investors and is not intended to be a complete investment program. The Portfolio may be an appropriate investment to fund a portion of a variable life insurance policy for policy owners who:
•	Are looking for capital appreciation for long term goals, but also seek some current income
•	Want a professionally managed portfolio
•	Are willing to accept the risk that your investment may fluctuate over the short term
•	Are looking for exposure to a variety of foreign markets
•	Are willing to accept the risks of foreign investing in order to seek high total investment return

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RISK/RETURN BAR CHART

The bar chart and table shown below provide an indication of the risks of investing in the Portfolio. The bar chart shows changes in the Portfolio’s performance for each of the past ten calendar years. The bar chart and table do not reflect separate account fees and expenses, which, if reflected, would lower the returns shown below. The table compares the average annual total returns for the Portfolio’s shares for the periods shown with the Morgan Stanley Capital International (MSCI) World Index and the Financial Times Stock Exchange (FTSE) World Index, and certain other broad based indices. How the Portfolio performed in the past is not necessarily an indication of how the Portfolio will perform in the future.

During the ten-year period shown in the bar chart, the highest return for a quarter was 14.84% (quarter ended December 31, 1999) and the lowest return for a quarter was -13.37% (quarter ended September 30, 2002). The Portfolio’s year-to-date return as of March 31, 2003 was -1.39%.

Average Annual Total Returns (for the periods ended December 31, 2002)	One Year	Five Years	Ten Years

Merrill Lynch Series: Global Allocation Strategy Portfolio	-8.01%	0.28%	5.65%

MSCI World Index*	-19.89%	-2.11%	6.26%

FTSE World Index**	-14.72%	-2.83%	4.62%

S&P 500 Index#	-22.10%	-0.59%	9.34%

FTSE World Index (Ex. US) Equities#	-16.63%	-3.94%	2.31%

ML Treasury Index GA05#	12.34%	7.65%	6.95%

SB World Govt Bond Index (Ex US)#	21.99%	5.08%	6.42%

*	This unmanaged market capitalization-weighted index, calculated by Morgan Stanley Capital International, is comprised of a representative sampling of stocks of large-, medium-, and small-capitalization companies in 22 countries, including the United States. Performance does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.
**	This unmanaged market capitalization-weighted Index is comprised of nearly 2000 equities from 24 countries in 12 regions, including the United States. Performance does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.
#	The S&P 500 Index is an unmanaged, broad-based index of common stocks. The FTSE World Index (ex-U.S.) Equities is an unmanaged, capitalization-weighted index comprised of 1,630 companies in 28 countries, excluding the United States. The Merrill Lynch Treasury Index GA05 is an unmanaged index designed to track the total return of the current coupon five-year U.S. Treasury bond. The Salomon Brothers World Government Bond Index (ex-U.S.) is an unmanaged, market capitalization-weighted index that tracks ten government bond indices, excluding the United States. Performance of the Indices does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.

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[ICON] Key Facts

UNDERSTANDING EXPENSES

Portfolio investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses, that the Portfolio may charge:

Expenses paid indirectly by the shareholder:

Annual Portfolio Operating Expenses — expenses that cover the costs of operating the Portfolio.

Management Fee — a fee paid to the Investment Adviser for managing the Portfolio.

Distribution Fees — fees used to support the Portfolio’s marketing and distribution efforts, such as compensating financial advisers, advertising and promotion.

FEES AND EXPENSES

This table shows the different fees and expenses that you may pay if you buy and hold shares of the Portfolio. Future expenses may be greater or less than those indicated below. The expenses below do not include separate account fees and expenses, and would be higher if these fees and expenses were included. Please refer to your Contract prospectus for information on the separate account fees and expenses associated with your Contract.

Annual Portfolio Operating Expenses (expenses that are deducted from Portfolio assets)

Management Fees	0.33%

Distribution (12b-1) Fees	None

Other Expenses (including transfer agency fees)(a)	0.15%

Total Annual Portfolio Operating Expenses	0.48%

(a)	Financial Data Services, Inc., an affiliate of the Investment Adviser, provides transfer agency services to the Portfolio. The Portfolio pays a fee for these services. The Investment Adviser or its affiliates also provide certain accounting services to the Portfolio and the Portfolio reimburses the Investment Adviser or its affiliates for these services.

Examples:

These examples are intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Portfolio for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, and that the Portfolio’s operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years

$ 49	$ 154	$ 269	$ 604

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FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the Portfolio’s financial performance for the past five years. Certain information reflects the financial results for a single Portfolio share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Portfolio (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Portfolio’s financial statements, is included in the Fund’s Annual Report, which is available upon request.

	Global Allocation Strategy Portfolio For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:	2002	2001	2000	1999	1998

Per Share Operating Performance:

Net asset value, beginning of year	$11.97	$13.33	$17.17	$16.00	$17.44

Investment income — net	.34	.34	.38	.30	.43

Realized and unrealized gain (loss) on investments and foreign currency transactions — net	(1.30)	(1.46)	(1.99)	3.02	.97

Total from investment operations	(.96)	(1.12)	(1.61)	3.32	1.40

Less Dividends and Distributions:
Investment income — net	(.46)	(.24)	(.40)	(.32)	(.70)
In excess of investment income — net	—	—	(.01)	(.21)	—
Realized gain on investments — net	—	—	(1.23)	(1.62)	(2.14)
In excess of realized gain on investments — net	—	—	(.59)	—	—

Total dividends and distributions	(.46)	(.24)	(2.23)	(2.15)	(2.84)

Net asset value, end of year	$10.55	$11.97	$13.33	$17.17	$16.00

Total Investment Return:*

Based on net asset value per share	(8.01%)	(8.43%)	(9.42%)	21.36%	9.49%

Ratios to Average Net Assets:

Expenses net of reimbursement:	.48%	—	—	—	—

Expenses	.48%	.45%	.46%	.42%	.41%

Investment income — net	2.99%	2.75%	2.31%	1.84%	2.75%

Supplemental Data:

Net assets, end of year (in thousands)	$137,877	$166,575	$200,858	$241,699	$231,144

Portfolio turnover	53.57%	110.57%	121.89%	106.83%	124.92%

*	Total investment returns exclude insurance-related fees and expenses.
†	Based on average shares outstanding.

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Details About the Portfolio [ICON]

ABOUT THE PORTFOLIO MANAGERS

The Portfolio is managed by members of a team of investment professionals who participate in the team’s research process and stock selection. Dennis W. Stattman is primarily responsible for the day-to-day management of the Portfolio. Mr. Stattman has been a portfolio manager of the Portfolio since 2001 and portfolio manager with Merrill Lynch Investment Managers since 1989.

HOW THE PORTFOLIO INVESTS

The Portfolio’s investment objective is to provide high total investment return through a fully managed investment policy utilizing U.S. and foreign equity, debt and money market securities, the combination of which will be varied from time to time both with respect to types of securities and markets in response to changing market and economic trends. In other words, the Portfolio seeks to achieve a combination of capital growth and income. The Portfolio tries to do this by investing in both equity and debt securities of issuers located around the world.

There is no limit on the percentage of assets the Portfolio can invest in a particular type of security. Generally, the Portfolio seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. However, the Portfolio is legally classified as non-diversified, which means that it may invest more of its assets in securities of a single issuer than if it were a diversified fund. The Portfolio has no geographic limits on where its investments may be located. This flexibility allows Portfolio management to look for investments in markets around the world that it believes will provide the best relative asset allocation to meet the Portfolio’s objective.

Portfolio management uses the Portfolio’s investment flexibility to create a portfolio of assets which, over time, tends to be relatively balanced between equity and debt securities and that is widely diversified among many individual investments. While the Portfolio can, and does, look for investments in all the markets of the world, it will typically invest a majority of its assets in the securities of companies and governments located in North and South America, Western Europe, Australia and the Far East. In making investment decisions, Portfolio management tries to identify the long term trends and changes that could benefit particular markets and/or industries relative to other markets and industries. Portfolio management will consider such factors as the rate of economic growth, natural resources, capital reinvestment and the social and political environment when selecting the markets. In deciding between equity and debt investments, Portfolio management looks at a number of factors, including the relative opportunity for capital appreciation, dividend yields and the level of interest rates paid on debt securities of different maturities.

Portfolio management may also, from time to time, identify certain real assets, such as real estate or precious metals, that Portfolio management believes will increase in value because of economic trends and cycles or political or other events. The Portfolio may invest a portion of its assets in

8	MERRILL LYNCH GLOBAL ALLOCATION STRATEGY PORTFOLIO

ABOUT THE INVESTMENT ADVISER The Portfolio is managed by Merrill Lynch Investment Managers.

securities related to those real assets, such as stock or convertible bonds issued by real estate investment trusts. The Portfolio may invest up to 25% of its total assets in any particular industry sector.

Equity Securities — The Portfolio can invest in all types of equity securities, including common stock, preferred stock, warrants and stock purchase rights. In selecting stocks and other securities that are convertible into stocks, Portfolio management emphasizes stocks that it believes are undervalued. Portfolio management places particular emphasis on companies with below average price/earnings ratios or that may pay above average dividends. Portfolio management may also seek to invest in the stock of smaller or emerging growth companies that it expects will provide a higher total return than other equity investments. Investing in smaller or emerging growth companies involves greater risk than investing in more established companies.

Debt Securities — The Portfolio can invest in all types of debt securities, including U.S. and foreign government bonds, corporate bonds and convertible bonds, mortgage-backed and asset-backed securities, and securities issued or guaranteed by certain international organizations such as the World Bank.

The Portfolio may invest up to 35% of its total assets in “junk” bonds, corporate loans and “distressed securities.” Junk bonds are bonds that are rated below investment grade by independent rating agencies or are bonds that are not rated but which Portfolio management considers to be of comparable quality. Corporate loans are direct obligations of U.S. or foreign corporations that are purchased by the Portfolio in the secondary market. Distressed securities are securities that are in default on payments of interest or principal at the time the Portfolio buys the securities or are issued by a bankrupt entity. These securities offer the possibility of relatively higher returns but are significantly riskier than higher rated debt securities. Portfolio management will invest in these securities only when it believes that they will provide an attractive total return, relative to their risk, as compared to higher quality debt securities.

Money Market Securities — The Portfolio can invest in high quality short term debt securities, such as U.S. government securities, commercial paper and money market instruments issued by commercial banks. Portfolio management may increase its investment in these instruments in times of market volatility or when it believes that it is prudent or timely to be invested in lower yielding but less risky securities.

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[ICON] Details About the Portfolio

Options, Futures and Other Derivatives — The Portfolio may use derivatives, including options, futures, indexed securities, inverse securities, swaps and forward contracts both to increase the return of the Portfolio and to hedge, or protect, the value of its assets against adverse movements in currency exchange rates and interest rates and movements in the securities markets. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gas) or an index such as the Standard & Poor’s 500 Index. The use of options, futures, indexed securities, inverse securities, swaps and forward contracts can be effective in protecting or enhancing the value of the Portfolio’s assets. While these instruments involve certain risks, the Portfolio will not engage in certain strategies that are considered highly risky and speculative.

Other Strategies. In addition to the main strategies discussed above, the Portfolio may use certain other investment strategies:

The Portfolio may also invest in securities that provide a return based on fluctuations in a stock or other financial index. For example, the Portfolio may invest in a security that increases in value with the price of a particular securities index. In some cases, the return of the security may be inversely related to the price of the index. This means that the value of the security will rise as the price of the index falls and vice versa. Although these types of securities can make it easier for the Portfolio to access certain markets or hedge risks of other assets held by the Portfolio, these securities are subject to the risks related to the underlying index or other assets.

The Portfolio may also lend its portfolio securities and invest uninvested cash in affiliated money market funds.

The Portfolio has no stated minimum holding period for investments, and will buy or sell securities whenever the Portfolio’s management sees an appropriate opportunity.

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INVESTMENT RISKS

The Portfolio may use different investment strategies which involve various types of risk. Some of the strategies that this Portfolio may use and the types of risk involved are summarized below.

Numbers in this table show maximum allowable use only; for actual use, consult the Portfolio’s annual/semi-annual reports.

Merrill Lynch Global Allocation Strategy Portfolio
Key: # Maximum % of assets • No restriction on usage † Permitted, but used rarely Ø Not Permitted
		Leverage risk	Credit risk	Market risk	Information risk	Valuation risk	Political risk	Currency risk	Liquidity risk	Correlation risk	Selection risk

Borrowing	33 1/3	X

Short-term Investment/ Repurchase Agreements	•		X

Securities Lending	33 1/3	X	X

Short-term Trading	•			X							X

When-issued securities/ forward commitments	†	X		X							X

Non-investment grade securities	35		X	X	X	X	X		X		X

Foreign Securities	•		X	X	X	X	X	X	X		X

Restricted and Illiquid Securities	15		X	X	X	X			X		X

Covered call options	•			X					X	X	X

Indexed derivative securities	•	X	X	X		X	X	X	X	X	X

Futures and Options	•	X	X	X		X	X	X	X	X	X

Currency contracts	•	X	X	X		X	X	X	X	X

Each of these strategies and risks is explained in the Other Important Information section of this Prospectus.

OTHER IMPORTANT INFORMATION AND STATEMENT OF ADDITIONAL INFORMATION

Additional Information about this Portfolio is discussed in the Other Important Information section of this prospectus.

If you would like further information about the Portfolio, including how it invests, please see the Statement of Additional Information.

MERRILL LYNCH GLOBAL ALLOCATION STRATEGY PORTFOLIO	11

Other Important Information [ICON]

Merrill Lynch Series Fund, Inc.

This Other Important Information section constitutes part of the Prospectus for the shares of Merrill Lynch Balanced Capital Strategy Portfolio, Merrill Lynch Core Bond Strategy Portfolio, Merrill Lynch Fundamental Growth Strategy Portfolio, Merrill Lynch Global Allocation Strategy Portfolio, Merrill Lynch High Yield Portfolio, Merrill Lynch Intermediate Government Bond Portfolio, Merrill Lynch Large Cap Core Strategy Portfolio, Merrill Lynch Money Reserve Portfolio and Merrill Lynch Natural Resources Portfolio (hereinafter referred to as the “Portfolios” or individually as a “Portfolio”).

MERRILL LYNCH SERIES FUND, INC.

Your Account [ICON]

THE INSURANCE COMPANIES

Shares of the Portfolios currently are sold only to separate accounts of the Merrill Lynch Life Insurance Companies, as defined below, and Monarch Life Insurance Company’s Variable Account A (currently administered by the Merrill Lynch Life Insurance Companies) (collectively, the “Accounts”) to fund benefits under Variable Life Insurance Policies (the “Policies”) issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York, indirect wholly owned subsidiaries of Merrill Lynch & Co., Inc. (collectively, the “Merrill Lynch Insurance Companies”), and Monarch Life Insurance Company (“Monarch” and, together with the Merrill Lynch Life Insurance Companies, the “Insurance Companies”). The investment adviser of Merrill Lynch Series Fund, Inc. (the “Fund”), Merrill Lynch Investment Managers, L.P. (the “Investment Adviser”), is also a wholly owned subsidiary of Merrill Lynch & Co., Inc. The rights of the Insurance Companies as shareholders should be distinguished from the rights of a Policy owner, which are set forth in the Policy. A Policy owner has no interest in the shares of a Portfolio, but only in the Policy. A Policy is described in the prospectus for that Policy. That prospectus describes the relationship between increases or decreases in the net asset value of shares of a Portfolio, and any distributions on such shares, and the benefits provided under a Policy. The prospectus for the Policy also describes various fees payable to the Insurance Companies and charges to the separate accounts made by the Insurance Companies with respect to the Policy. Since shares of the Portfolios will be sold only to the Insurance Companies for the Accounts, the terms “shareholder” and “shareholders” in this Prospectus refer to the Insurance Companies.

It is possible that differences might arise among the Accounts and that such differences could be considered material conflicts. Such a material conflict could arise due to changes in the law (such as state insurance law or federal tax law) which affect the various Accounts. It could also arise by reason of differences in voting instructions from Policyowners of one or more of the Merrill Lynch Insurance Companies or Monarch, or for other reasons. The Insurance Companies will monitor events to identify such conflicts and to determine how to respond to such conflicts. If such a conflict occurs, an Insurance Company may be required to eliminate one or more divisions of its Account investing in the Fund or substitute a new Portfolio for a Portfolio in which a division invests.

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[ICON] Your Account

INVESTMENT STRATEGIES

This section contains a discussion of certain investment strategies that may be used by the Portfolios. The forepart of this Prospectus indicates which of the following strategies may be used by each Portfolio. The risks associated with each of these strategies are described in greater detail in the following section of this Other Important Information section, “Types of Investment Risk.” As with any mutual fund, there can be no guarantee that a Portfolio will meet its goals or that a Portfolio’s performance will be positive for any period of time.

Borrowing and Leverage — Each Portfolio may borrow for temporary emergency purposes including to meet redemptions. Borrowing may exaggerate changes in the net asset value of Portfolio shares and in the Portfolio’s yield. Borrowing will cost the Portfolio interest expense and other fees. The cost of borrowing may reduce the Portfolio’s return. Certain securities that each Portfolio buys may create leverage including, for example, options.

Short-Term Investments — Each Portfolio will normally invest a portion of its assets in short-term debt securities, such as commercial paper or treasury bills. As a temporary measure for defensive purposes, each Portfolio may invest more heavily in these securities, without limitation. A Portfolio may also increase its investment in these securities when Portfolio management is unable to find enough attractive long-term investments, to reduce exposure to long-term investments when management believes it is advisable to do so on a temporary basis, or to meet redemptions. Investments in short-term debt securities can be sold easily and have limited risk of loss but earn only limited returns. Short-term investments may therefore limit the potential for a Portfolio to achieve its investment objective. Short-term investments involve credit risk.

Repurchase Agreements — Each Portfolio may invest in repurchase agreements. A repurchase agreement involves the purchase of a security together with a simultaneous agreement to resell the security to the seller at a later date at approximately the purchase price less an amount that represents interest to the buyer. Repurchase agreements are considered relatively safe, liquid investments for short-term cash, but involve the risk that the seller will fail to repurchase the security and that the Portfolio will have to attempt to sell the security in the market for its current value, which may be less than the amount the Portfolio paid for the security. Repurchase agreements involve credit risk.

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Securities Lending — Each Portfolio may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, a Portfolio may lose money and there may be a delay in recovering the loaned securities. A Portfolio could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to a Portfolio.

Short-Term Trading — Each Portfolio can buy and sell securities whenever it sees a market opportunity, and therefore each Portfolio may engage in short-term trading. Short-term trading may increase a Portfolio’s expenses and have tax consequences. Short-term trading involves market risk and selection risk.

When Issued Securities, Delayed Delivery Securities and Forward Commitments — When issued and delayed delivery securities and forward commitments involve the risk that the security a Portfolio buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party will not meet its obligation. If this occurs, the Portfolio loses the investment opportunity for the assets it has set aside to pay for the security and any gain in the security’s price. When issued and delayed delivery securities and forward commitments involve market risk, selection risk and leverage risk.

Junk Bonds — Although junk bonds generally pay higher rates of interest than investment grade bonds, there is a greater risk of loss of income or principal. Junk bonds are high-risk investments that may cause losses in a Portfolio. The major risks in junk bond investments include:

•	Junk bonds may be issued by less creditworthy companies. Issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Prices of junk bonds are subject to extreme price fluctuations. Adverse changes to the issuer’s industry and general economic conditions may have a greater impact on the prices of junk bonds than on other higher rated fixed income securities.

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[ICON] Your Account

Issuers of junk bonds may be unable to meet their interest or principal payment obligations because of an economic downturn, specific issuer developments, or the unavailability of additional financing.
•	Junk bonds frequently have redemption features that permit an issuer to repurchase the security from a Portfolio before it matures. If the issuer redeems junk bonds, the Portfolio may have to invest the proceeds in bonds with lower yields and may lose income.
•	Junk bonds may be less liquid than higher rated fixed income securities, even under normal economic conditions. There are fewer dealers in the junk bond market, and there may be significant differences in the prices quoted for junk bonds by the dealers. Because they are less liquid, judgment may play a greater role in valuing certain of a Portfolio’s securities than in the case with securities trading in a more liquid market.
•	A Portfolio may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting issuer.

Distressed Securities — Distressed securities are securities that are subject to bankruptcy proceedings or are in default, or are at risk of being in default. Distressed securities are speculative and involve substantial risks. Generally, the Global Allocation Strategy Portfolio or the High Yield Portfolio will invest in distressed securities when Portfolio management believes they offer significant potential for higher returns or can be exchanged for other securities that offer this potential. However, there can be no assurance that the Portfolio will achieve these returns or that the issuer will make an exchange offer or adopt a plan of reorganization. The Global Allocation Strategy and High Yield Portfolios will generally not receive interest payments on the distressed securities and may incur costs to protect their investment. In addition, distressed securities involve the substantial risk that principal will not be repaid. Distressed securities and any securities received in an exchange may be difficult to sell and may be subject to restriction on resale.

Corporate Loans — Commercial banks and other financial institutions make corporate loans to companies that need capital to grow or restructure. Borrowers generally pay interest on corporate loans at rates that change in

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response to changes in market interest rates or the prime rates of U.S. banks or the London Interbank Offered Rate (“LIBOR”). As a result, the value of corporate loan investments generally is less responsive to shifts in market interest rates. Because the trading market for corporate loans is less developed than the secondary market for bonds and notes, the Global Allocation Strategy Portfolio may experience difficulties from time to time in selling its corporate loans. Borrowers frequently provide collateral to secure repayment of these obligations. Leading financial institutions often act as agent for a broader group of lenders, generally referred to as a “syndicate.” The syndicate agent arranges the corporate loans and holds collateral and accepts payments of principal and interest. By investing in a corporate loan, the Portfolio becomes a member of the syndicate. If the agent developed financial problems, the Portfolio may not recover its investment.

The corporate loans in which the Global Allocation Strategy and High Yield Portfolios invest can be expected to provide higher yields than bonds and notes that have investment grade ratings, but may be subject to greater risk of loss of principal and income. Borrowers do not always provide collateral for corporate loans, and when there is collateral, the value of the collateral may not completely cover the borrower’s obligations at the time of a default. If a borrower files for protection from its creditors under the U.S. bankruptcy laws, these laws may limit the Portfolio’s rights to its collateral. In addition, the value of collateral may erode during a bankruptcy case. In the event of a bankruptcy the holder of a corporate loan may not recover its principal, may experience a long delay in recovering its investment and may not receive any interest during the delay.

Foreign Securities — Certain Portfolios may invest in foreign securities. Foreign investing involves special risks not present in U.S. securities that may increase the chance a Portfolio will lose money, including foreign currency risk and the possibility of substantial volatility due to adverse political, economic or other developments. Foreign securities may also be less liquid and harder to value than U.S. securities. These risks are greater for investments in emerging markets. Foreign investing involves market risk, selection risk and political risk, and certain foreign investments may also involve credit risk, information risk, valuation risk, currency risk and liquidity risk.

Mortgage-Backed and Asset-Backed Securities — Mortgage-backed and asset-backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may

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refinance or otherwise repay principal on their loans earlier than scheduled. When this happens, certain types of mortgage-backed and asset-backed securities will be paid off more quickly than originally anticipated and a Portfolio will have to invest the proceeds in securities with lower yields. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed and asset-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as “extension risk.”

Because of prepayment risk and extension risk, mortgage-backed and asset-backed securities react differently to changes in interest rates than other fixed-income securities. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed and asset-backed securities.

Precious Metal Related Securities — Securities of precious metals historically have been very volatile. The high volatility of precious metal prices may adversely affect the financial condition of companies involved with precious metals. The production and sale of precious metals by governments or central banks or other larger holders can be affected by various economic, financial, social and political factors, which may be unpredictable and may have a significant impact on the prices of precious metals. Other factors that may affect the prices of precious metals and securities related to them include changes in inflation, the outlook for inflation and changes in industrial and commercial demand for precious metals.

Real Estate Related Securities — Real estate related securities are subject to the risks associated with real estate. The main risk of real estate related securities is that the value of the real estate may go down. Many factors may affect real estate values. These factors include both the general and local economies, the laws and regulations (including zoning and tax laws) affecting real estate and the costs of owning, maintaining and improving real estate. The availability of mortgages and changes in interest rates may also affect real estate values.

If the Global Allocation Strategy Portfolio’s real estate related investments are concentrated in one geographic area or in one property type, the Portfolio will be particularly subject to the risks associated with that area or property type.

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Restricted and Illiquid Securities — Each Portfolio may invest a portion of its assets in restricted and illiquid securities, which are investments that the Portfolio cannot easily resell within seven days at current value or that have contractual or legal restrictions on resale. If the Portfolio buys illiquid securities it may be unable to quickly resell them or may be able to sell them only at a price below current value. Restricted and illiquid securities involve liquidity risk, market risk, selection risk and valuation risk, and may involve information risk and credit risk.

Covered Call Options — Certain Portfolios can sell covered call options, which are options that give the purchaser the right to require a Portfolio to sell a security owned by the Portfolio to the purchaser at a specified price within a limited time period. These Portfolios may also sell the purchaser a right to require the Portfolio to make a payment based on the level of an index that is closely correlated with some of the Portfolio’s holdings. A Portfolio will receive a premium (an upfront payment) for selling a covered call option, and if the option expires unexercised because the price of the underlying security has gone down the premium received by the Portfolio will partially offset any losses on the underlying security. By writing a covered call option, however, a Portfolio limits its ability to sell the underlying security and gives up the opportunity to profit from any increase in the value of the underlying security beyond the sale price specified in the option. Covered call options involve market risk, correlation risk, liquidity risk and selection risk.

Covered Put Options — Certain Portfolios can write (i.e., sell) covered put options, which are options that give the purchaser the right to require a Portfolio to buy the underlying security or securities at the exercise price at any time during the option period or at a specific date. A put option written by a Portfolio is covered when, among other things, the Portfolio segregates permissible liquid assets having a value equal to or greater than the exercise price of the option to fulfill the obligation undertaken. A Portfolio receives a premium from writing put options which it retains whether or not the option is exercised. A put option written by a Portfolio exposes the Portfolio during the term of the option to a decline in price of the underlying security.

Indexed Derivative Securities — Certain Portfolios may invest in debt securities the potential returns of which are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. Some Portfolios may also invest in securities whose return is inversely related to changes in an index or

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interest rate. In general, inverse securities change in value in a manner that is opposite to most securities — that is, the return of inverse securities will decrease when the index increases in value and increase in value when the index decreases in value. Investments in indexed and inverse securities may subject the Portfolio to the risks of reduced or eliminated interest payments and losses of principal. In addition, certain indexed and inverse securities may increase or decrease in value at a greater rate than the underlying index, which effectively leverages the Portfolio’s investment. As a result, the market value of such securities will generally be more volatile than that of other securities. Indexed and inverse securities involve credit risk, market risk and selection risk, and may also involve leverage risk, valuation risk, political risk, currency risk, liquidity risk or correlation risk.

Futures and Options — Certain Portfolios may use futures and options. Futures are exchange-traded contracts involving the obligation of the seller to deliver, and the buyer to receive, certain assets (or a money payment based on the change in value of certain assets or an index) at a specified time. Futures involve leverage risk and correlation risk and may involve currency risk and political risk. Options are exchange-traded or private contracts involving the right of a holder to deliver (a “put”) or receive (a “call”) certain assets (or a money payment based on the change of certain assets or an index) from another party at a specified price within a specified time period. Options involve leverage risk and correlation risk. Private options also involve credit risk, valuation risk and liquidity risk. Options may involve currency risk and political risk.

The Portfolios will use futures and options primarily for hedging purposes — that is, to offset the risk that other holdings may decrease in value or that potential investment opportunities may increase in value before the Portfolio can fully implement its investment strategy. The Balanced Capital Strategy, Core Bond Strategy, Global Allocation Strategy, High Yield, Intermediate Government Bond, Large Cap Core Strategy and Natural Resources Portfolios may use futures and options, however, to seek to enhance total return as well as for hedging purposes. While hedging can reduce losses, it can also reduce or eliminate gains if markets move in a different manner than anticipated by the Portfolio or if the cost of the future or option outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the future or option will not match those of the holdings being hedged as expected by the Portfolio, in which case losses on the holdings being hedged may not be reduced.

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Swap Agreements — Certain Portfolios are authorized to enter into swap agreements, which are OTC contracts in which one party agrees to make periodic payments based on the change in market value of a specified security, basket of securities or index in return for periodic payments based on a fixed or variable interest rate or the change in market value of a different security, basket of securities or index. Swap agreements may be used to obtain exposure to an equity or fixed income security or market without owning or taking physical custody of securities.

Currency Contracts — Certain Portfolios may buy securities denominated or quoted in currencies other than the U.S. dollar. Changes in foreign currency exchange rates affect the value of the Portfolio’s securities. In order to seek to limit such changes, certain Portfolios may buy or sell contracts relating to foreign currencies for hedging purposes. Hedging is a strategy in which a currency contract is used to offset the risk that other Portfolio holdings may decrease in U.S. dollar value as the result of changes in exchange rates. Losses on the other investment may be substantially reduced by gains on a currency contract that reacts in an opposite manner to market movements. While hedging can reduce losses, it can also reduce or eliminate gains if exchange rates move in a different manner than anticipated by the Portfolio or if the cost of the currency contract outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the currency contract will not match those of the holdings being hedged as expected by the Portfolio, in which case any losses on the holdings being hedged may not be reduced. A Portfolio may not be able to (or may not try to) hedge all currency risks, and there is no guarantee that a Portfolio’s currency hedging, if attempted, will be successful. A Portfolio may attempt to hedge through several different types of currency contracts, including currency forwards, currency options and currency-indexed instruments. Currency contracts involve currency risk, market risk, political risk, correlation risk and selection risk.

Short Sales — Certain Portfolios may make short sales of securities, either as a hedge against potential declines in value of a portfolio security or to realize appreciation when a security that a Portfolio does not own declines in value. When a Portfolio makes a short sale, it borrows the security sold short and delivers it to the broker-dealer through which it made the short sale as collateral for its obligation to deliver the security upon conclusion of the sale. The Portfolios may have to pay a fee to borrow particular securities and are often obligated to turn over any payments received on such borrowed

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securities to the lender of the securities. If the value of the security sold short increases in value, the Portfolio may lose money when it is required to purchase the security to replace that which it borrowed.

The Fund’s obligation to replace the borrowed security will be secured by collateral deposited with the broker-dealer, usually cash, U.S. Government securities or other liquid securities similar to those borrowed. With respect to uncovered short positions, a Portfolio will also be required to deposit similar collateral with its custodian to the extent, if any, necessary so that the value of both collateral deposits in the aggregate is at all times equal to at least 100% of the current market value of the security sold short. Depending on arrangements made with the broker-dealer from which it borrowed the security, regarding payment over of any payments received by a Portfolio on such security, a Portfolio may not receive any payments (including interest) on its collateral deposited with such broker-dealer.

Balanced Capital Strategy Portfolio and Core Bond Strategy Portfolio may make short sales provided that after giving effect to such sale, the market value of all securities sold short exceeds 10% (Balanced Capital Strategy Portfolio and Core Bond Strategy Portfolio) of the value of its total assets. These Portfolios and Global Allocation Strategy Portfolio may also make short sales “against the box” without being subject to such limitations. In this type of short sale, at the time of the sale, a Portfolio owns or has the immediate and unconditional right to acquire the identical security at no additional cost.

TYPES OF INVESTMENT RISKS

This section contains a discussion of various risks that may be associated with certain investment strategies. The forepart of this Prospectus indicates which investment strategies may be used by each Portfolio.

Correlation Risk — The risk that changes in the value of two investments do not track or offset each other in the manner anticipated by Portfolio management. Correlation risk is associated with hedging transactions, in which a Portfolio uses a derivative to offset the risk that other Portfolio holdings may decrease in value or that potential investment opportunities may increase in value before the Portfolio can fully implement its investment strategy. Correlation risk means that changes in the value of the derivative may not match those of the holdings being hedged as expected by the Portfolio, in which case any losses on the holdings or potential holdings being hedged may not be reduced.

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Credit Risk — The risk that the issuer of an investment or other party to a trade will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Currency Risk — The risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value to a U.S. investor because the currency is worth fewer U.S. dollars.

Information Risk — The risk that important information about a security or market is inaccurate, unreliable or unavailable.

Leverage Risk — The risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity Risk — The risk that certain securities may be difficult or impossible to sell at the time that a Portfolio would like or at the price that a Portfolio believes the security is currently worth.

Market Risk/Interest Rate Risk — The risk that the stock market will go down in value, including the possibility that the market will go down sharply and unpredictably. For fixed income investments, this includes the risk that the value of an investment will decrease as a result of changes in interest rates. Generally, when interest rates increase, fixed income securities decrease in value and longer term fixed income securities decrease in value more than short term fixed income securities.

Political Risk — The risk of losses arising from government or legal events, such as changes in tax or trade laws, imposition of currency controls, adverse court or administrative rulings, or change of a government or political system.

Selection Risk — The risk that a specific Portfolio investment will underperform the stock market, the relevant indices, or other funds with similar investment objectives and investment strategies.

Investing Style Risk — The risk that a particular style of investing used by a Portfolio — such as growth investing or value investing — will from time to time go out of favor. If this happens, a Portfolio that uses a particular style may underperform other funds that do not use that style.

Valuation Risk — The risk that a Portfolio has valued an investment at a higher price than it can actually obtain upon a sale.

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Non-Diversification Risk — Several Portfolios are classified as non-diversified within the meaning of the Investment Company Act of 1940, which means that the Portfolios are not limited by the Act with respect to the proportion of their assets that they may invest in securities of a single issuer. To the extent that the Portfolios assume large positions in the securities of a small number of issuers, the Portfolios’ net asset value may fluctuate to a greater extent than that of a diversified company as a result of changes in the financial condition or in the market’s assessment of the issuers, and the Portfolios may be more susceptible to any single economic or regulatory occurrence than a diversified company.

SPECIAL RISKS ASSOCIATED WITH FOREIGN INVESTMENTS GENERALLY

Foreign Market Risk — Since certain Portfolios may invest in certain foreign securities, it offers the potential for more diversification than a Portfolio that invests only in the United States. This is because securities traded on foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments involve special risks not present in U.S. investments that can increase the chances that a Portfolio will lose money. In particular, investment in foreign securities involves the following risks, which are generally greater for investments in emerging markets.

•	The economies of some foreign markets often do not compare favorably with that of the United States in areas such as growth of gross national product, reinvestment of capital, resources and balance of payments. Some of these economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.
•	Investments in foreign markets may be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes.

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•	The governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair a Portfolio’s ability to purchase or sell foreign securities or transfer its assets or income back into the United States, or otherwise adversely affect the Portfolio’s operations.
•	Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.
•	Because there are fewer investors in foreign markets and a smaller number of securities traded each day, it may be difficult for a Portfolio’s to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.
•	Non-U.S. markets may have different clearance and settlement procedures, and in certain markets, settlements may be unable to keep pace with the volume of securities transactions which may cause delays. This means that a Portfolio’s assets may be uninvested and not earning returns. A Portfolio may miss investment opportunities or be unable to dispose of a security because of these delays.

With respect to a Portfolio’s investments in Europe, the possible addition of up to ten new countries to the Economic and Monetary Union (EMU) during 2003 could potentially destabilize the EMU if the transition does not proceed as planned. Such destabilization could adversely affect a Portfolio’s European investments.

Certain Risks of Holding Fund Assets Outside the United States — A Portfolio generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on a Portfolio’s ability to recover its assets if a foreign bank, depository or issuer

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Net Asset Value — the market value of a Portfolio’s total assets after deducting liabilities, divided by the number of shares outstanding.

of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for a Portfolio to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount a Portfolio can earn on its investments and typically results in a higher operating expense ratio for a Portfolio than for investment companies invested only in the United States.

HOW TO BUY AND SELL SHARES

The Fund continuously offers shares in each of its Portfolios, without sales charge, to the Insurance Companies. The price of shares purchased by the Insurance Companies is based on the next calculation of the per share net asset value of the Portfolio after an order is placed.

The Fund may reject any order to buy shares and may suspend the sale of shares at any time.

The Fund will redeem all full and fractional shares of the Portfolios for cash. The price of redeemed shares is based on the next calculation of net asset value after a redemption order is placed. The value of shares at the time of redemption may be more or less than the shareholder’s cost, depending in part on the net asset value of such shares at such time.

HOW SHARES ARE PRICED

When an Insurance Company purchases shares, the Insurance Company pays the net asset value. This is the offering price. Shares are also redeemed at their net asset value. Each Portfolio calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. If events that are expected to materially affect the value of securities traded in other markets occur between the close of those markets and the close of business on the New York Stock Exchange, those securities may be valued at their fair value. Securities held by the Money Reserve Portfolio with a remaining maturity of 60 days or less are generally valued on an amortized cost basis.

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Dividends — ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Portfolio shares as they are paid.

Under this method of valuation, a security is initially valued at cost on the date of purchase, and then the Money Reserve Portfolio amortizes the value of the security at a constant rate until the maturity of the security, regardless of the impact of fluctuating interest rates on the market value of the security. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed. Foreign securities owned by a Portfolio may trade on weekends or other days when a Portfolio does not price its shares. As a result, the Portfolio’s net asset value may change on days when an Insurance Company will not be able to purchase or redeem the Portfolio’s shares. The Money Reserve Portfolio will seek to maintain a net asset value of $1.00 per share.

DIVIDENDS AND TAXES

The Money Reserve Portfolio declares dividends daily and reinvests dividends monthly in additional full and fractional shares of the Portfolio. The Intermediate Government Bond, High Yield and Core Bond Strategy Portfolios declare dividends monthly and reinvest dividends monthly in additional shares of those Portfolios. The Natural Resources, Global Allocation Strategy, Large Cap Core Strategy, Fundamental Growth Strategy and Balanced Capital Strategy Portfolios declare dividends at least semi-annually and reinvest dividends at least semi-annually in additional shares of the respective Portfolios.

Dividends paid by a Portfolio may be included in an Insurance Company’s gross income. The tax treatment of these dividends depends on the Insurance Company’s tax status. A description of an Insurance Company’s tax status is contained in the prospectus for the Policy.

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Management of the Portfolio [ICON]

MERRILL LYNCH INVESTMENT MANAGERS

Merrill Lynch Investment Managers, the Fund’s Investment Adviser, manages the Fund’s investments and its business operations under the overall supervision of the Fund’s Board of Directors. The Investment Adviser has the responsibility for making all investment decisions for the Fund. The Investment Adviser has a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited (“MLAM U.K.”), an affiliate, under which the Investment Adviser may pay a fee for services it receives. For the fiscal year ended December 31, 2002, the Investment Adviser received a management fee from certain Portfolios representing 0.33% of the Portfolio’s average daily net assets.

Pursuant to an amended Reimbursement Agreement among Monarch, the Investment Adviser and Merrill Lynch Life Agency, Inc. (“MLLA”), Monarch reimburses the expenses of each Portfolio which exceed 0.50% of its average daily net assets. For the fiscal year ended December 31, 2002, Monarch reimbursed a total of $31,849 in expenses, 28,849 of which were attributed to the Natural Resources Portfolio and $3,000 of which were attrubuted to the Global Allocation Strategy Portfolio.

Merrill Lynch Investment Managers was organized as an investment adviser in 1976 and offers investment advisory services to more than 50 registered investment companies. MLAM U.K. was organized as an investment adviser in 1986 and acts as sub-adviser to more than 50 registered investment companies. Merrill Lynch Investment Managers and its affiliates had approximately $442 billion in investment company and other portfolio assets under management as of March 2003.

ADDITIONAL INFORMATION

Investment Adviser — Merrill Lynch Investment Managers, L.P., 800 Scudders Mill Road, Plainsboro, New Jersey 08536, has been selected as the investment adviser of the Fund.

Independent Auditors — Deloitte & Touche LLP, 750 College Road East, Princeton, New Jersey 08540, audits the financial statements of the Fund on behalf of the shareholders.

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Accounting Services Provider — State Street Bank and Trust Company, 500 College Road East, Princeton, New Jersey 08540, provides certain accounting services for the Fund.

Custodian — The Bank of New York, 100 Church Street, New York, New York, acts as Custodian of the Fund’s assets.

Transfer and Dividend Disbursing Agent — Financial Data Services, Inc. (“FDS”), which is a wholly owned subsidiary of Merrill Lynch & Co., Inc., acts as the Fund’s Transfer Agent and is responsible for the issuance, transfer and redemption of shares and the opening and maintenance of shareholder accounts. FDS will receive an annual fee of $5,000 per Portfolio and will be entitled to reimbursement of out-of-pocket expenses.

Legal Counsel — Clifford Chance US LLP, New York, New York, is counsel for the Fund.

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For More Information [ICON]

Shareholder Reports

Additional information about the investments of each Portfolio is available in the Fund’s Annual and Semi-Annual reports to shareholders. In the Fund’s Annual Report you will find a discussion of the market conditions and investment strategies that significantly affected each Portfolio’s performance during its last fiscal year. You may obtain these reports at no cost by calling (609) 282-2800.

Statement of Additional Information

The Fund’s Statement of Additional Information contains further information about each Portfolio and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing the Fund at Merrill Lynch Series Fund, Inc. P.O. Box 9011, Princeton, New Jersey 08543-9011 or by calling (609) 282-2800.

Contact the Fund at the telephone number or address indicated above if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. Call 202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC’s Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-6009.

You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from the information contained in this Prospectus.

Investment Company Act file no. 811-3091 Code #19057-0503

[LOGO] Merrill Lynch Investment Managers

Prospectus

May 1, 2003

Merrill Lynch Series Fund, Inc.

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

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